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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:  DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
     STG HOLDINGS, PLC                           HTTP TECHNOLOGY, INC. (HTTP)                   to Issuer (Check all applicable)
                                                                                                    Director         X   10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS Identification      4. Statement for       ---- title           ---- (specify
                                                Number of Reporting        Month/Year               below)               below
                                                Person, if an entity    OCTOBER 2001           -------------------------------------
46 BERKELEY SQUARE                              (Voluntary)
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X  Form filed by One Reporting Person
                                                                           (Month/Year)       ---
LONDON, UNITED KINGDOM, W1J 5AT                                                                    Form filed by More than One
                                                                                                  Reporting Person
                                                                                              ---
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/                                                    Month            Indirect    Owner-
                                      Year)                                                                    (I)         ship
                                                                                              (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
                                                -------------------------------------------
                                                                          (A) or
                                                Code    V       Amount    (D)     Price

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Common Stock, par value $0.001      10/31/01     P              1,000       A     $5.02        17,803,682          D
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                                    10/31/01     P              1,000       A     $4.89                            D
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                                    10/31/01     P              2,500       A     $5.46                            D
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                                    10/16/01     P              3,500       A     $5.46                            D
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                                    10/12/01     P                500       A     $5.68                            D
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                                    10/12/01     P              1,000       A     $5.44                            D
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                                    10/11/01     P              4,750       A     $5.44                            D
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                                    10/10/01     P              1,000       A     $5.44                            D
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                                    10/09/01     P              4,000       A     $5.46                            D
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                                    10/08/01     P              5,500       A     $5.46                            D
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                                    10/5/01      P              3,000       A     $5.46                            D
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                                    10/5/01      P                500       A     $5.76                            D
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                                    10/4/01      P                500       A     $5.87                            D
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                                    10/4/01      P                100       A     $5.67                            D
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                                    10/4/01      P              1,500       A     $5.46                            D
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                                    10/1/01      P                500       A     $5.78                            D
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                                    9/27/01      P                500       A     $5.68                            D
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                                    9/27/01      P                500       A     $5.78                            D
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                                    9/25/01      P            300,000       A     $5.25                            D
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                                    9/25/01      P                500       A     $5.68                            D
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                                    9/24/01      P              2,500       A     $5.46                            D
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                                    9/24/01      P              1,000       A     $5.56                            D
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                                    9/19/01      P              1,500       A     $5.51                            D
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                                    9/17/01      P              2,000       A     $5.72                            D
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                                    9/17/01      P              1,000       A     $5.88                            D
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                                    9/17/01      P             17,332       A     $6.23                            D
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                                    9/4/01       P          4,320,000       A     $5.19                            D
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                                    6/24/01      P            146,000       A     $6.50                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------
                                                             --------------------------------------  Date      Expira-
                                                                                                     Exer-     tion
                                                              Code    V        (A)        (D)        cisable   Date
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:






                                                                                      /s/STEFAN ALLESCH-TAYLOR           12/5/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)
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